CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of the Eaton Vance Mutual Funds Trust of our reports dated January 16, 2007 relating to the financial statements and financial highlights of Eaton Vance Advisers Senior Floating-Rate Fund, Eaton Vance Prime Rate Reserves, EV Classic Senior Floating-Rate Fund and Eaton Vance Institutional Senior Floating-Rate Fund (the “Funds”) and Senior Debt Portfolio appearing in the Annual Reports on Forms N-CSR of the Funds for the year ended November 30, 2006, and to the reference to us under the heading “Financial Highlights” in the Proxy Statement/Prospectus and to the reference to us under “Other Service Providers – Independent Registered Public Accounting Firm”in the Statement of Additional Information, which constitutes part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 17, 2007